UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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GLOBAL NET LEASE, INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Blackwells Onshore I LLC

Jason Aintabi

Related Fund Management LLC

Jim Lozier

Richard O’Toole

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 25, 2022, Blackwells Capital LLC issued the following press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Nominates Two Highly Qualified Directors for Election to the Global Net Lease Inc. Board of Directors at the 2023 Annual Meeting

Highlights Complete Disregard for Stockholders by CEO Nelson and Director Weil

Calls for Termination of GNL Management Agreement with AR Global, the Creation of a Special Independent Committee to Evaluate Governance and Other Corporate Governance Initiatives

Announces Intent to Overhaul Governance Practices

NEW YORK, Oct. 25, 2022 (GLOBE NEWSWIRE) – Blackwells Capital LLC (together with its affiliates “Blackwells”), today announced it has nominated two exceptional candidates for election to the board of directors of Global Net Lease Inc. (NYSE: GNL) (“Global Net Lease,” “GNL” or the “Company”) at the upcoming 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) and plans to pursue a number of corporate governance initiatives. Blackwells, together with its affiliates, is one of the largest owners of common stock and equivalents of GNL.

Additionally, Blackwells announced its intent to propose two additional independent directors for the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”).

Blackwells’ independent director nominees will pursue, among others, the termination of the Company’s off-market management agreement (the “Management Agreement”) with AR Global Investments, LLC (“AR Global”) replacing it with one that is far more cost effective, is more in-line with market practices, and that stops enriching a select group of related parties tied to the current external manager, AR Global.

Jason Aintabi, Chief Investment Officer of Blackwells, said, “To think that a triple net lease REIT—with 99% cash rent collections, a weighted average lease term of almost 9 years and a 3.5x interest coverage ratio on long-term fixed funding rates that are below present U.S. treasury yields—has performed as abysmally as GNL has performed, is senseless. We believe the board of directors and management have been, for years, complicit in corporate piracy and are solely to blame. Such behavior should not be permitted in any public marketplace.”

Blackwells believes that almost nowhere else in the public markets are stockholders more in need of a reconstituted board of directors that is prepared to reset commercial arrangements, engage with established and credible managers that can work with the Company on market terms, and review any and all alternatives that can maximize value for stockholders.

The Siphoning of Shareholder Money to Nelson, Weil and AR Global Must End

Currently, more than 1 out of every 10 dollars that GNL makes is spent on payments to AR Global. Since 2016, fees of more than $200 million dollars (representing more than 10% of revenues during every reporting period) have been paid to AR Global.1

All the while, GNL’s stockholders have suffered through a 61% decline in share price while the U.S. Diversified REIT Index returned a positive 48%, and the S&P 500 returned a positive 78%.2 GNL trades at almost a 50% discount to Net Asset Value, and Blackwells expects that the gap will not be closed until stockholders vote to put an end to what Blackwells believes is a raiding of GNL’s shareholder coffers.3

AR Global Management Agreement is Off-Market and Must Be Terminated

GNL’s total operating load represented 4.1% of the Company’s total book value for the 2021 fiscal year, producing a sum that would cover the management of a REIT many times larger, let alone a triple net REIT the size of GNL.4 In fact, there is not a single triple net REIT – other than Necessity Retail REIT (RTL), another company managed by AR Global – with fees remotely approaching those that are currently being charged at GNL.5

Blackwells believes that stockholders should no longer bear the cost of the castigating Management Agreement and is firmly committed to supporting nominees that will seek its immediate termination, without any termination fee paid to AR Global. Further, Blackwells plans to pursue all legal remedies available, including potentially seeking personal liability damages against Messrs. Nelson and Weil in the event that the Management Agreement with AR Global is not promptly terminated as indicated above, or in the event that the Board or management engage in any activities that will interfere with the shareholder voter franchise prior to shareholders exercising their rights at the ballot box.

[1]	Source: Operating Fees to Related Parties from GNL Company SEC filings.

[2]	Source: Bloomberg. Note: Share price returns calculated from IPO, June 2, 2015, through October 21, 2022.

[3]	Source: J.P. Morgan North American Equity Research Weekly U.S. Real Estate Stock Tools - October 24, 2022.

[4]	Source: GNL Company SEC filings. Note: Operating load includes $39.1 million asset and property management fees, $17.3 million general and administrative expenses, and $11.0 million of equity-based compensation expenses.

[5]	Source: Public filings of nineteen triple-net peers (ADC, PINE, BNL, EPR, EPRT, FCPT, GLPI, GTY, NNN, RTL, NTST, PSTL, O, SAFE, SRC, STOR, VICI, and WPC)

GNL is in Need of Corporate Governance Overhaul

In September, Blackwells communicated its frustrations to the Board in a letter, attached hereto. As indicated in its letter, Blackwells plans to reform GNL as a leader in proper governance standards by pursuing the following agenda:

1)	Nominating highly qualified director candidates with the necessary character and fiduciary experience to lead GNL;

2)	Proposing the repeal of the existing poison pill and other anti-takeover measures, which are due to expire April 8, 2024;

3)	Proposing the repeal of the recently enacted bylaw, which requires the continued representation of certain of GNL’s advisors on the board of directors;

4)	Proposing changes to the board of directors, including the declassification of the board of directors and the adoption of a director resignation policy;

5)	Proposing that the board of directors designate a strategic review committee, comprised only of independent directors, to conduct a strategic review process to pursue possible extraordinary transactions, including the power to engage a financial advisor to evaluate a potential sale of the Company; and

6)	Proposing an amendment to the Company’s bylaws to allow stockholders the ability to amend the bylaws.

Through the course of its campaign, Blackwells will demonstrate that a conflicted group of managers have caused tremendous harm to shareholders and that there is no alternative other than to purge this group and reset corporate governance and proper commercial practices.

Blackwells’ nominees for election to the GNL Board of Directors at the 2023 Annual Meeting are:

-	Richard L. O’Toole. Richard O’Toole is Executive Vice President of Related Companies, where he is responsible for tax structuring and origination of new business opportunities. Mr. O’Toole joined Related Companies in 2005. Prior to joining Related Companies, Mr. O’Toole worked at Paul Hastings LLP, where he served as a Partner in the Tax Department from 2000 to 2005. Prior to Paul Hastings LLP, Mr. O’Toole was a Partner in the Tax Department at Battle Fowler LLP for 13 years. Mr. O’Toole earned a Juris Doctor degree from St. John’s University School of Law in 1981, a Master of Laws (L.L.M.) from New York University School of Law in 1984 and a B.A. from St. John’s University. Mr. O’Toole is a member of the board of directors of Webster Financial Corporation and Equinox Holdings, Inc. Mr. O’Toole’s experience also includes a successful campaign at CommonWealth REIT (now Equity Commonwealth), which resulted in all trustees being removed from the externally advised REIT.

-	Jim Lozier. Jim Lozier served as co-founder and CEO of Archon Group L.P. (“Archon Group”), a diversified international real estate services and advisory company, from its formation in 1996 until 2012. Under Mr. Lozier’s leadership, the Archon Group, a wholly owned subsidiary of Goldman Sachs managed, at its peak, 36,000 assets with a gross value of approximately $59 billion and had over 8,500 employees in offices located throughout the U.S., Asia and Europe. Prior to the formation of Archon Group, Mr. Lozier was an employee of the J.E. Robert Company, a global real estate investment management company, and was responsible for managing the Goldman Sachs/J.E. Robert joint venture for two years. Mr. Lozier directed the acquisition efforts of the joint venture between Goldman Sachs and J.E. Robert from 1991 to 1995. Mr. Lozier has served as a private consultant since 2012. He also served as an external director for Equity Commonwealth from May 2014 to May 2021, and since 2015, he has served as an External Director for Hunt Companies, Inc., a private full-service real estate company that develops, invests, manages and finances real estate assets in the public and private sectors. Mr. Lozier received his B.B.A. from Baylor University in 1977.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including stockholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contact:

Gagnier Communications

Dan Gagnier

646-569-5897

Blackwells@gagnierfc.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Related Fund Management, LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “Participants”) intend to file with the SEC a definitive proxy statement and accompanying WHITE proxy card to be used in connection with the solicitation of proxies from the stockholders of Global Net Lease for the 2023 Annual Meeting of Shareholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: Blackwells, Jason Aintabi, Richard O’Toole and James L. Lozier. As of the date hereof, Blackwells beneficially owns 265,000 shares of common stock, $0.01 par value per share of the Company (“Common Stock”). As of the date hereof, Blackwells Onshore I LLC beneficially owns 100 shares of Common Stock, Mr. Aintabi beneficially owns 285,100 shares of Common Stock and Related Fund Management, LLC owns 1,679,232 shares of Common Stock. As of the date hereof, Messrs. Lozier and O’Toole do not own any shares of Common Stock. However, by virtue of the relationship among the Participants and the formation by them of a Section 13(d) group, all the Participants, individually, are deemed to beneficially own the 1,964,332 shares of Common Stock owned by Blackwells.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Blackwells disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Appendix

September 16, 2022

Via Email and FedEx

The Board of Directors

c/o Christopher Masterson, CFO, Treasurer and Secretary

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re:	An urgent need for corporate change and meeting request

Dear Members of the Board of Directors:

I write on behalf of Blackwells Capital LLC (“Blackwells”), one of the largest shareholders of Global Net Lease, Inc. (NYSE: GNL) (the “Company” or “GNL”), to express concern with several issues at the Company, including conflicts of interests, poor governance, a Board of Directors that lacks any meaningful ownership in the Company and is in need of refreshment, and the Company’s decision to enter into an onerous 20-year external management agreement that Blackwells believes has further exacerbated the Company’s underperformance and led to abysmal financial performance.

Blackwells believes that change is imperative for the future success of the Company and requests a meeting with the Board of Directors to discuss the weaknesses hindering the Company’s performance as well as the potential pathways to creating long-term shareholder value.

The Current Board of Directors Has Presided Over Negative Returns for Stockholders

The Company’s significant underperformance can be seen in the following:

●	Stock Price Depreciation – Over the past five years GNL’s stock is down 36.2% compared to the MSCI U.S.REIT Index and S&P 500 up 10.6% and 65.2% respectively.[6]

●	Egregious Discount to Net Asset Value (“NAV”) – GNL currently trades at one of the largest discounts to its Net Asset Value (NAV) of any publicly traded REIT. As of close on September 9, 2022, GNL trades at a 37.6% discount to NAV compared to a REIT industry weighted average of only a 4.4% discount to NAV.[7]

●	GNL Trades at a Significant Discount to Its Triple REIT Peers – GNL currently trades at the lowest EV/EBITDA and second lowest P/FFO multiple of its peer group of Triple Net REITs. On average, Triple Net REITs are currently trading at 18.9x EV/EBITDA and 16.0x P/2022E FFO while GNL trades at 12.7x EV/EBITDA and 7.8x P/2022E FFO.[8]

[6]	Note share price returns calculated as of September 9, 2022

[7]	Source: J.P. Morgan North American Equity Research Weekly U.S. Real Estate Stock Tools - September 12, 2022

[8]	Source: J.P. Morgan North American Equity Research Weekly U.S. Real Estate Stock Tools - September 12, 2022

The Current Board of Directors is conflicted and under qualified

GNL’s current Board has exacerbated the underperformance of the Company whilst prioritizing the interests of themselves and their external manager over that of Company by permitting the following:

●	Conflicts of Interests – In addition to serving as a director of the Company, Michael Weil currently serves as CEO of AR Global Investments LLC and has previously served as CEO of GNL as well as CEO of both GNL’s external advisor and GNL’s property manager. And both GNL’s external advisor and the property manager are under common control with AR Global Investments LLC. Further, Michael Weil and James Nelson, GNL’s current CEO and president, hold a non-controlling interest in the external advisor and in the property manager. We question how these directors can make objective decisions given the entanglement of the entities and the overlapping management teams.

●	Severe Lack of Qualifications and Investment – The Board of Directors is comprised of directors who lack meaningful management expertise. The Company has chosen directors from an insular family of related entities rather than looking for fresh perspectives, breeding complacency and preventing the development of new ideas. The Board of Directors collectively owns only 0.29% of the shares of the Company, despite the aforementioned issues.[9]

●	Outrageous External Management Agreement – The Company is burning stockholder capital on its egregious external management agreement. Compared to other externally managed REITs GNL’s total operating load represented 3.7% of fiscal year 2021 total equity compared to 1.8% for Industrial Logistics Properties Trust (ILPT), 1.5% for Diversified Healthcare Trust (DHC) and 3.0% for Office Properties Income Trust (OPI). In addition to being overly expensive, the term of the agreement is excessively long (with an initial term of 20 years), and there are very few ways to terminate the agreement without paying hefty termination fees.[10]

●	Board Stewardship – The Company’s failure to establish meaningful safeguards and to carefully review its material agreements and its Board of Directors’ conflicts of interests is a testament to the lack of appropriate governance policies.

The Current Board of Directors Continues to Severely Limit Stockholders’ Rights

The Company’s corporate governance demonstrates that the Board of Directors’ focus is on entrenching insiders instead of creating long-term value for the Company’s investors. The troubling anti-investor governance actions include:

●	Highly Aggressive Poison Pill –The Company has consistently failed stockholders in its corporate governance initiatives, including its recent 3-year extension of the stockholder rights plan. This unusual and suspect stockholder rights plan severely limits stockholder input by effectively punishing stockholders for purchasing more than 4.9% of the Company’s stock.

●	Limiting Stockholders’ Ability to Enact Change – GNL’s classified Board of Directors protects incumbent directors from annual scrutiny and makes it more difficult for stockholders to enact much needed change.

●	Stockholders’ Desire for Change – Stockholders have demonstrated an eagerness for change. At each of the 2022 and 2021 annual meetings of stockholders, there was a lack of majority support for all of the director nominees. In fact, at the 2022 annual meeting of stockholders, the incumbent director nominees failed to obtain support from even a mere quarter of stockholders; approximately 80% of stockholders withheld votes on Mr. Lee Elman and approximately 86% of stockholders withheld votes on Ms. Sue Perrotty. Similarly, at the 2021 annual meeting of stockholders, no nominee received a majority of stockholder support. And this notable lack of support is not limited only to stockholders: Institutional Shareholder Services, Inc. and Glass, Lewis & Co., LLC have also taken note and each recommended “WITHHOLD” on the two director nominees up for election at the 2022 annual meeting of stockholders. This Board of Directors appears to lack the skills as well as the stockholder and institutional support that would be necessary to turn the Company around.

[9]	Source: Company Filings and Bloomberg.

[10]	Source: Company SEC Filings.

Blackwells Believes GNL Has an Opportunity to Improve Its Performance

Blackwells believes weaknesses in the Company’s corporate structure and governance are the sources of the Company’s disappointing returns. Immediate steps required to reverse long-term shareholder value destruction include:

1.	Explore a full range of strategic alternatives.

2.	Explore a full range of options to replace or renegotiate the external management agreement.

3.	Explore Board refreshment with shareholder representatives.

We look forward to speaking with you in more detail about GNL and the potential for management and the Board of Directors to create lasting value for the benefit of all stockholders.

*  *  *  *  *

Sincerely,

Jason Aintabi